Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Interest of Experts” in this Registration Statement on Form F-10 and related short form base shelf prospectus of Just Energy Group Inc. (the “Company”), dated January 4, 2018, with respect to the sale and issue of up to C$1,000,000,000 (or the equivalent in other currencies or currency units at the time of issue) of common shares, preferred shares, subscription receipts, warrants, debt securities, share purchase contracts and/or units of the Company, and to the incorporation by reference therein of our reports dated May 17, 2017 with respect to the consolidated financial statements of the Company as at March 31, 2017 and 2016 and for the years then ended, and the effectiveness of internal control over financial reporting as at March 31, 2017, included in the Company’s Annual Report on Form 40-F for the year ended March 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada
January 4, 2018